Unocal Newsline                      May 22, 1996
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TO:     ALL EMPLOYEES
FROM:   ROGER BEACH
RE:     VOTING YOUR PROXY

If you have not already voted your proxies this year, don't wait too long. To be counted, your vote should be received by Chemical Mellon Bank in New York by next Friday, May 31.

You're asked to vote on five items, including three stockholder proposals. Briefly, Item 3 asks the Board of Directors to make significant revisions to our Statement of Principles for doing business overseas. Item 4 requests that the Board of Directors make a full written report on a gas-processing plant in northern Alberta located about 12 miles from a small settlement of Lubicon Lake Indians. Both proposals appeared on last year's proxy and were rejected: 94% of the voting shares were cast against revising and updating the Statement of Principles and 95% against requiring a written report about the specified operations in Alberta.

The third stockholder proposal on the ballot (Item 5) requests that Unocal conduct annual pollution prevention audits at every facility. We believe that the vigorous and comprehensive series of programs we have already implemented to reduce and prevent pollution from our facilities make this proposal unnecessary.

The Board unanimously recommends votes against these three proposals. You should study this year's proxy statement for yourself, mark and sign your proxy, and return it in the postage-paid envelope.

If you're voting shares in the Savings Plan or ESOP, your vote is absolutely confidential. If you hold registered or restricted shares, your vote is confidential unless you check the "open ballot" box. In any case, please exercise your right as a stockholder to have your vote counted.

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